Exhibit 10.1

[Essential Group, Inc. Letterhead]

December 7, 2004

Pradip K. Banerjee, Ph.D.

141 Christopher Drive

Princeton, NJ 08540

Dear Pradip:

We are pleased to confirm our offer to you of the position of Chairman of the Board of Essential Group, Inc. (the “Company”). Your appointment to such position will be effective October 28, 2004 and your services as Chairman will be in addition to your services as a member of the Board of Directors of the Company.

The Company greatly values the leadership, knowledge and experience that you will bring to this role. The entire Board of Directors and the management team look forward to our working relationship and appreciate your involvement in the Company’s mission.

As consideration for your services as Chairman, the Company will pay you an annual retainer of $20,000 per year, payable in arrears and in equal quarterly installments of $5,000. Separate to such cash compensation, you will receive a one-time grant of options to purchase up to 25,000 shares of the Company’s Class A Common Stock, $0.001 par value per share (“Common Stock”), at the fair market value of those shares on the date of issue. In addition, as a member of the Board of Directors, you will also be granted annually stock options as follows: options to purchase up to 1,000 shares of Common Stock for each quarterly Board meeting that you attend, options to purchase up to 1,000 shares of Common Stock for each Board subcommittee of which you are a member, options to purchase up to 1,000 shares of Common Stock for each Board subcommittee on which you serve as Chairperson, and options to purchase up to 1,000 shares of Common Stock for serving as Chairman. The grants of options described in this paragraph are subject to Board approval and the terms and conditions of any options granted to you as consideration for your services as Chairman and as a member of the Board of Directors will be governed by the Company’s Amended and Restated 1996 Director Stock Option Plan.

In addition to and separate from your roles as Chairman and as a member of the Board of Directors of the Company, you have agreed to devote up to 15% of your business time monthly serving as an independent consultant to management on the Company’s business for the period September 1, 2004 through December 31, 2005.

As consideration for your consulting services, in the event of a Corporate Transaction (as defined below) and unless the Consultant Options (as defined below) have become exercisable, you will have the right to receive, subject to vesting, adjustment and termination as described below, a transaction bonus equal to one and one half percent (1.5%) (the “Transaction Bonus Percentage”) of the amount that the holders of the Series A-1 through Series A-7 Preferred Stock of the Company would have received on account of such holders’ right to receive a liquidation preference related to the shares of Series A-1 through Series A-7 Preferred Stock of the Company held by such holders in connection with such Corporate Transaction but for any amounts payable pursuant to this agreement and any amounts payable in connection with such Corporate Transaction pursuant to the Company’s Management Alignment Pool (the “Transaction Bonus”). The Transaction Bonus will be calculated and payable to you immediately prior to the consummation of a Corporate Transaction.

Pradip K. Banerjee, Ph.D.

December 7, 2004

A “Corporate Transaction” shall mean the consummation of (A) a reorganization, merger or consolidation or (B) a sale, transfer or other disposition (including the liquidation) of all or substantially all of the Company’s assets (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of securities entitled to vote generally in the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination (whether such entity is the Company or another entity) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the securities entitled to vote generally in the election of directors of the Company. A Corporate Transaction shall not include an IPO (as defined below).

The Transaction Bonus Percentage will vest at a rate of 0.3% per quarter beginning with the quarter ending December 31, 2004 and ending on the quarter ending December 31, 2005, at which time the 1.5% will be fully vested. In the event you cease serving as a consultant to the Company for any reason prior to December 31, 2005, the vesting of your Transaction Bonus Percentage will continue through the calendar quarter end for the quarterly period in which your services were terminated.

In addition, within twenty (20) business days of your acceptance of this agreement, the Company will grant to you, subject to Board approval, options (the “Consultant Options”) to purchase up to 150,000 shares of Common Stock under a consultant stock option plan (the “Plan”), which Consultant Options will vest and become exercisable only as described below. Unless you have previously received a Transaction Bonus and provided that you are continuing to serve or have completed your service as an independent consultant to management of the Company pursuant to the terms of this agreement, upon the consummation of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of any of the Company’s capital stock for the account of the Company (such transaction, an “IPO”), (A) your right to receive the Transaction Bonus will terminate and (B) the Consultant Options will vest and become exercisable at a price per share of $1.25, payable in accordance with the terms of the Plan. Notwithstanding the above, upon the payment of a Transaction Bonus attributable to the consummation of a Corporate Transaction prior to the consummation of an IPO, the Consultant Options will terminate and be of no effect.

The calculation of the amount of any payment to be made pursuant to the Transaction Bonus is based on the Company’s assumption that you will devote up to 15% of your business time as a consultant to management. Notwithstanding anything to the contrary herein, in the event that you devote less than such percentage of your business time as a consultant to management, any payment to be made pursuant to the Transaction Bonus will be ratably reduced.

Pradip K. Banerjee, Ph.D.

December 7, 2004

Nothing herein is intended to imply an obligation on the part of the Company to continue to utilize your consulting services after December 31, 2005. It is understood, agreed and acknowledged that you will provide services as an independent consultant and that no employment relationship will exist between you and the Company as a result of your provision of such services.

Again, we are extremely excited about the strength you’ll bring as Chairman and look forward to working with you.

Sincerely,

/s/ C. Lee Jones
C. Lee Jones
President & CEO

ACCEPTED AND AGREED:

/s/ Pradip K. Banerjee
Pradip K. Banerjee
Date: December 10, 2004